SECURITYVIEW GROUP, Inc.
                       16133 Ventura Boulevard, Suite 635
                                Encino, CA 91436


                                December 11, 2000



James Daly
Assistant Director
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549


                           RE: SECURITYVIEW GROUP, Inc.
                               REGISTRATION STATEMENT ON FORM SB-2
                               FILED ON AUGUST 8, 2000
                               (SEC FILE NO. 333-43302)

Dear Mr. Daly:

     This letter is submitted pursuant to Rule 477 under the Securities Act of 1933. SecurityView Group, Inc. hereby requests withdrawal of the above-mentioned registration statement effective immediately. SecurityView Group, Inc. is requesting withdrawal of its registration statement due to unfavorable market conditions.

                                            Very truly yours,

                                            SecurityView Group, Inc.

                                            /s/ GABRIEL SHANEE
                                           -----------------------
                                           Gabriel Shanee, President